Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENT

Compensation upon Appointment or Election to the Board of Directors

Upon appointment or election to the Board of Directors (“Board”), each non-employee director who is not affiliated with Warburg, Pincus Ventures, L.P. (“Warburg”), our largest stockholder, receives options to purchase 20,000 shares of our common stock under the terms of one of our equity incentive plans then in effect with an exercise price equal to the fair market value of our common stock on the date of the grant as defined in the applicable equity incentive plan. Such options to purchase shares of our common stock vest 20% on the date of the grant and 20% on each anniversary of the date of the grant.

Annual Director Fees

Each non-employee director who is not affiliated with Warburg receives (i) annual director fees of $30,000 payable in quarterly installments of $7,500, plus (ii) either an additional $30,000 payable in quarterly installments of $7,500 or 4,000 options to purchase shares of our common stock, granted on or about the date of each annual meeting of stockholders. If a non-employee director elects to receive options to purchase shares of our common stock, such options are awarded under the terms of one of our equity incentive plans then in effect with an exercise price equal to the fair market value of our common stock on the date of the grant as defined in the applicable equity incentive plan. Such options to purchase shares of our common stock vest 100% on the date of the grant.

Annual Committee Chairman Fees

Each non-employee director who serves as the chairman of a committee receives an annual fee as follows:

Audit Committee	$5,000, payable in quarterly installments of $1,250
Compensation Committee	$3,000, payable in quarterly installments of $750
Nominating/Corporate Governance Committee	$1,000, payable in quarterly installments of $250

Board and Committee Meeting Fees

Each non-employee director that is not affiliated with Warburg receives a Board meeting fee of $1,500 and a committee meeting fee of $1,000 for each committee meeting held outside a regular meeting of the Board.

General

Warburg receives one allocation of each of the annual director fees, annual committee chairman fees and meeting fees for the ultimate benefit of Warburg. No compensation is paid for executing a unanimous consent of directors. Non-employee directors are reimbursed for out-of-pocket expenses incurred to attend Board and committee meetings and for any director education courses taken by such director.